Exhibit 10.9

Execution Version

Advertising Services Master Agreement

This Advertising Services Master Agreement (this “Agreement”), dated as of November 10, 2025 is entered into between Rumble, Inc., a Delaware corporation (the “Service Provider”), and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (“Client”).

WHEREAS, Service Provider is in the business of providing a video-sharing platform and sells advertising services; and

WHEREAS, Client desires to retain Service Provider to provide advertising services.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Service Provider Services and Responsibilities.

1.1. Services.

(a) Commencing on February 15, 2026 (the “Initial Service Date”) and continuing thereafter during the Term, Service Provider shall sell and provide to Client the advertising services (the “Services”) set out more specifically in one or more insertion orders in the form attached hereto as Exhibit A (including the Rumble Advertising Terms and Conditions referenced therein, as such may be amended from time to time, each, an “Insertion Order” or “IO”). to be issued by Client and accepted by Service Provider The parties shall set forth each agreed task in an Insertion Order. Insertion Orders shall be deemed accepted and incorporated into this Agreement only if signed by the Service Provider and the Client. In the event of any inconsistency between an IO and this Agreement, the terms of this Agreement shall control.

(b) Service Provider shall provide to Client and Client shall purchase such Services so as to meet the minimum purchase obligation of $50,000,000 for each year of the Term (“Minimum Purchase Obligation”). The Minimum Purchase Obligation is on a take-or-pay basis. If, during any calendar year during the term, Client fails to meet the Minimum Purchase Obligation for such calendar year, Client shall pay Service Provider, within sixty (60) days after the end of such calendar year, an amount in cash equal to the difference between the Minimum Purchase Obligation less the aggregate Fees (as defined in Section 3.1) from the actual purchases of Services made by Client during such calendar year.

(c) Service Provider shall use commercially reasonable efforts to provide the Services: (a) in accordance with the terms and subject to the conditions set forth in the respective Insertion Order and this Agreement; (b) using personnel with appropriate skill, experience, and qualifications; (c) in a workmanlike and professional manner; and (d) in accordance with generally recognized industry standards in the advertising field.

1.2. Service Provider Personnel.

(a) Service Provider shall hire, supervise, direct, and discharge all employees and Permitted Subcontractors (as defined in Section 1.2(c)) necessary to perform the Services (the “Service Provider Personnel”); and

(b) Service Provider shall be responsible for the payment of all compensation owed to the Service Provider Personnel, including, if applicable, the payment and withholding of social security and other payroll taxes, withholding of income taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits.

(c) Service Provider shall obtain Client’s prior written approval (email being sufficient), which may be given or withheld in Client’s sole discretion, prior to entering into agreements with or otherwise engaging any person who is not a Service Provider employee, including any independent consultants, contractors, subcontractors, or affiliates of Service Provider (each such approved third party, a “Permitted Subcontractor”), to provide any Services or Deliverables (as defined in Section 4.1(a)) to Client. Client’s approval shall not relieve Service Provider of its obligations under this Agreement, and Service Provider shall remain fully responsible for the performance of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement as if they were Service Provider’s own employees. Nothing contained in this Agreement shall create any contractual relationship between Client and any Permitted Subcontractor. Service Provider shall require each Permitted Subcontractor to be bound in writing by the confidential information and intellectual property provisions of this Agreement, and, on Client’s written request, to enter into a non-disclosure or intellectual property assignment or license agreement with Service Provider in a form that is reasonably satisfactory to Client.

(d) All persons employed by Service Provider in connection with the Services shall either be employees of Service Provider or Permitted Subcontractors retained by Service Provider and Service Provider shall be solely responsible for complying with all laws and collective bargaining agreements affecting such persons.

1.3. Influencer Campaign. If Service Provider engages a personality, celebrity, or other individual to post on Service Provider’s social media platforms (“Influencer”) to promote Client’s products and/or services pursuant to the Services hereunder during the Term, Service Provider shall manage the Influencer campaign as follows:

(a) Service Provider shall require each Influencer to agree to Service Providers’ Host-Read Advertisement Terms and Conditions, included at https://ads.rumble.com/terms and as may be amended from time to time (the “HRA T&C”).

(b) During the term of any Influencer campaign, Service Provider shall monitor content published by Influencers engaged by Service Provider on behalf of Client on all platforms owned and operated by Service Provider and use commercially reasonable efforts to ensure that all such content complies with the HRA T&C. Service Provider shall use commercially reasonable efforts to provide Client with a monthly written report of Influencer activity including any failures by Influencers to adhere to their obligations.

(c) Service Provider shall use commercially reasonable efforts to report all Influencer compliance failures to Client and to require Influencers to correct their failures immediately. In the event an Influencer refuses to correct a non-compliance or repeatedly fails to comply with an Influencer’s obligations, Service Provider shall promptly notify Client and at Client’s request, make necessary corrections, withhold payment from an Influencer, terminate an Influencer, or take other mutually agreed upon corrective measures. Service Provider shall keep records of how all noncompliant posts are handled.

1.4. Compliance with Laws; Industry Standards. Service Provider shall at all times comply with all applicable federal, state, and local laws, ordinances, regulations, and orders that are applicable to the operation of its business and to this Agreement and its performance hereunder, including any laws or regulations regarding data privacy, data protection, or otherwise related to or governing the collection, processing, disclosure, or security or personal information, except to the extent that failure to comply could not, in the aggregate, reasonably be expected to have a material adverse effect on its business or on its ability to comply with its obligations under this Agreement.

1.5. Client Approval. Prior to their public release, Service Provider shall submit to Client for approval any Deliverables intended to be displayed, published, reproduced, distributed, or otherwise made publicly available. Within five (5) Business Days after receiving a submission and request for approval from Service Provider, Client shall provide Service Provider with written approval or disapproval of the materials submitted. If Client does not respond within five (5) Business Days, (a) the submission will be deemed disapproved and (b) until Service Provider revises the materials to the satisfaction of Client, the materials shall not be publicly released. Client approval will not modify in any way Service Provider’s representations, warranties, covenants, and other obligations under this Agreement.

1.6. Status Reports; Meetings. Service Provider shall provide quarterly written status reports, including written confirmation of completion of Services, IOs, and each milestone in an IO. On Client’s reasonable prior written request, the Service Provider Personnel shall attend and shall cause appropriate Service Provider Personnel to attend, in-person or telephonic meetings with Client to discuss the Services and IOs.

1.7. Non-Disparagement. Neither party shall make any maliciously false statements about the other party its brands, affiliates, franchisees, licensees, sponsors, employees, officers, or directors in any public forum. This Section 1.7 shall not (a) restrict either party from making truthful statements as required by law, regulation, legal process, or in connection with enforcing its rights under this Agreement or any other agreements between the parties or (b) apply to internal communications or ordinary course business discussions. This Section 1.7 will survive the termination or expiration of this Agreement.

2.	Client Obligations and Responsibilities. Client shall:

2.1. Provide copies of or access to Client’s information, documents, samples, products and/or services, or other materials (collectively, “Client Materials”) as Service Provider may reasonably request in order to carry out the Services in a timely manner and which Client considers reasonably necessary. Client and its licensors are, and shall remain, the sole and exclusive owner of all right, title, and interest in and to all Client Materials, including all copyrights, trademarks, service marks, trade dress, trade names, trade secrets, patents, mask works, and other intellectual and industrial property rights (collectively “Intellectual Property Rights”) therein. Service Provider shall have no right or license to use any Client Materials other than during the Term to the extent necessary to provide the Services to Client, and all other rights in and to the Client Materials are expressly reserved by Client.

2.2. Use commercially reasonable efforts to respond promptly to any Service Provider request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for Service Provider to perform the Services in accordance with the requirements of this Agreement.

3.	Fees; Payment Obligations.

3.1. Fees. In consideration of the provision of the Services and the rights granted to Client under this Agreement, Client shall pay Service Provider the fees as mutually agreed from time to time (the “Fees”). If Service Provider shall at any time during the Term sell the same Services at the same or lower volume to a different buyer at prices below those provided to Client, Service Provider must notify Client, apply the lower price for the Services sold to Client and issue Client a credit for Client’s overpayment that may have applied toward future purchases of Services.

3.2. Payment. Service Provider agrees to invoice Client on the last day of the quarter for that quarter’s Fees. Except for any amounts disputed by Client in good faith and in accordance with Section 3.4, Client agrees to pay such invoice within thirty (30) days of receipt by Client. Payment to Service Provider of the Fees shall constitute payment in full for the performance of the Services, and Client shall not be responsible for paying any other fees, costs, or expenses.

3.3. Taxes. All fees payable by Client under this Agreement are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on such amounts. Service Provider shall be responsible for any taxes imposed on, or with respect to, Service Provider’s income, revenues, gross receipts, personnel, or real or personal property, or other assets. Client shall be solely responsible for the payment of any sales and use taxes assessed against the sale of Client’s products and services.

3.4. Invoice Disputes. Client shall notify Service Provider in writing of any dispute with an invoice (along with a reasonably detailed description of the dispute) within fifteen (15) days from the Client’s receipt of such invoice. Client will be deemed to have accepted all invoices for which Service Provider does not receive timely notification of dispute and shall pay all undisputed amounts due under such invoices within the period set forth in Section 3.2. The parties shall seek to resolve all such disputes expeditiously and in good faith.

4.	Intellectual Property Rights; Ownership.

4.1. Ownership of Deliverables.

(a) Except as set forth in Sections 4.1(e) and 4.1(f), and in exchange for the Fees (as defined in Section 3.1), Client owns all worldwide right, title, and interest in and to all written, graphic, coded, audio, and visual materials and other work product (whether finished or unfinished and whether used by Client or not) that are specifically and exclusively delivered to or developed for Client under this Agreement or are specifically and exclusively prepared by or on behalf of Service Provider in the course of performing the Services, including all Intellectual Property Rights therein, together with all of the goodwill associated therewith (collectively, the “Deliverables”). Except as set forth in Sections 4.1(e) and 4.1(f), the Deliverables shall include, without limitation (whether finished or unfinished and whether used by Client or not), all copy, blogs, storyboards, concepts, ideas, inventions, discoveries, domain names, logos, taglines, slogans, website design, style, content, structure and look and feel, internet portals, videos, research, studies, reports, presentations and proposals, artwork, videos, music, lyrics, photographs, graphic materials, audiovisual works, and telephone numbers for use by Client’s consumers.

(b) All Deliverables protectable under United States copyright law shall be owned by Client as “works made for hire” as defined in Section 101 of the United States Copyright Act. To the extent that any or all of such Deliverables are not deemed a work made for hire, Service Provider assigns to Client all right, title, and interest in and to the worldwide copyrights in such Deliverables. With respect to all other Intellectual Property Rights in the Deliverables, Service Provider irrevocably assigns to Client all worldwide right, title, and interest in and to all Intellectual Property Rights in such Deliverables.

(c) Upon the reasonable request of Client, Service Provider shall, and shall cause the Service Provider Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Client to prosecute, register, perfect, or record its rights in or to any Deliverables and all Intellectual Property Rights therein.

(d) Service Provider shall cause all Service Provider Personnel to agree that all Deliverables that may qualify as “works made for hire” will be deemed “works made for hire” for Client and, to the extent that any of the Deliverables does not constitute a “work made for hire,” or is protected under other Intellectual Property Rights, to irrevocably assign, to Client, in each case without additional consideration, all worldwide right, title, and interest in and all the Intellectual Property Rights in such Deliverables.

(e) Notwithstanding anything herein to the contrary, Client’s ownership of the Deliverables shall be subject to (i) the rights of third parties whose materials or services are contained in the Deliverables with Client’s prior knowledge and written approval (for example, stock footage, photos, music, and software) and used under a license or other permission granted to Service Provider or Client (“Third-Party Materials”), or (ii) all materials (including all Intellectual Property Rights therein) owned by or developed or created by Service Provider prior to, or independent from, the performance of Services under this Agreement, and all methodologies, forms, software, applications, processes or procedures used, created, or developed by Service Provider in the general conduct of its business, excluding those developed specifically for Client at Client’s request and funded by Client or that mutually agreed by the Parties in writing to be Deliverables (collectively, “Pre-Existing Materials”). To the extent any Deliverables incorporate any Pre-Existing Materials, subject to and in accordance with the terms and conditions of this Agreement, Service Provider hereby grants Client a non-exclusive, royalty-free, perpetual, worldwide license to any Service Provider Materials to use at part of (but not separate from) the Deliverables. Service Provider shall disclose in writing to Client all usage limitations on Third-Party Materials prior to their use in or launch of any Deliverables.

(f) Service Provider may create Derivative Data from any data or materials provided by Client. Unless otherwise agreed in writing, Client acknowledges that between Client and Service Provider, Service Provider owns all right, title and interest in the Derivative Data (and if such ownership right is unenforceable, then Client hereby grants Service Provider a world-wide, non-exclusive, transferable, royalty-free, perpetual, irrevocable license (with right to sublicense through multiple tiers) to use, reproduce, electronically distribute, store, process, and display the Derivative Data that is derived from Client materials or Intellectual Property Rights) and that Derivative Data is Service Provider Confidential Information. “Derivative Data” means data sets created by Service Provider that may include or be created from aggregated Client materials or Intellectual Property Rights that is anonymized or de-identified such that it does not, or cannot be used to, identify Client, its customers, or any individual.

(g) Notwithstanding anything to the contrary in this Agreement, Service Provider and its personnel may use information retained in their unaided memories resulting from the Services to develop or improve their general knowledge, skills, experience, ideas, concepts, know-how, techniques, and generalized learnings; provided that no Client Confidential Information is disclosed to any third party.

(h) Service Provider grants no other right or license to any of its Intellectual Property Rights to Client by implication, estoppel, or otherwise. Client acknowledges that Service Provider owns all right, title, and interest in, to, and under all its Intellectual Property Rights and, except as expressly set forth in this Agreement, that Client shall not acquire any proprietary rights therein. Any use by Client or any affiliate, employee, officer, director, partner, shareholder, agent, attorney, third-party advisor, successor, or permitted assign (collectively, “Representatives”) of Client of any of Service Provider’s Intellectual Property Rights and all goodwill associated therewith shall inure to the benefit of Service Provider

4.2. License to Certain Client Intellectual Property.

(a) Subject to and in accordance with the terms and conditions of this Agreement, Client grants Service Provider a limited, non-transferable, non-sublicensable (except to Permitted Subcontractors), royalty-free, fully paid-up, non-exclusive license during the Term to use, solely in connection with its performance of the Services and as part of the Derivative Data: (i) Client’s Intellectual Property Rights required to create the Deliverables or incorporated into the Usage Data; and (ii) Client’s website addresses, websites, and URLs required to create the Deliverables.

(b) Client grants no other right or license to any of its Intellectual Property Rights to Service Provider by implication, estoppel, or otherwise. Service Provider acknowledges that Client owns all right, title, and interest in, to, and under all its Intellectual Property Rights and that Service Provider shall not acquire any proprietary rights therein. Any use by Service Provider or any Representative of Service Provider or Permitted Subcontractors of any of Client’s Intellectual Property Rights and all goodwill associated therewith shall inure to the benefit of Client.

5.	Representations, Warranties, and Certain Covenants.

5.1. Service Provider Representations, Warranties, and Covenants. Service Provider represents, warrants, and covenants to Client that:

(a) it has or shall obtain and shall maintain in full force and effect during the Term, at its own expense, all certifications, credentials, authorizations, licenses, and permits necessary to perform its obligations under this Agreement;

(b) it shall comply in all material respects with, and ensure that all Service Provider Personnel and Permitted Subcontractors comply with, all specifications, rules, regulations and policies of Service Provider that are communicated to Client in writing, including the terms of this Agreement;

(c) Client will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(d) none of the Services, Deliverables, or Client’s use thereof in accordance with the terms of this Agreement infringe or violate or will infringe or violate the publicity and privacy rights or any other Intellectual Property Rights of any third party; and

(e) to the knowledge of Service Provider, no Deliverables provided in electronic form by Service Provider to Client contain or will contain any (i) trojan horse, worm, backdoor, or other software or hardware devices the effect of which is to permit unauthorized access or to disable, erase, or otherwise harm any computer, systems or software, or (ii) any time bomb, drop dead device or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of a person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

5.2. Client Representations, Warranties, and Covenants. Client represents, warrants and covenants to Service Provider that:

(a) it has or shall obtain and shall maintain in full force and effect during the Term, at its own expense, all certifications, credentials, authorizations, licenses, and permits necessary to the exercise of its rights and the performance of its obligations under this Agreement;

(b) it shall comply in all material respects with advertising guidelines and policies of Service Provider communicated to Client in writing;

(c) none of Client’s Intellectual Property licensed to Service Provider under this Agreement, or Service Provider’s use thereof in accordance with the terms of this Agreement infringe or violate or will infringe or violate the publicity and privacy rights or any other Intellectual Property Rights of any third party;

(d) any personal information that Client may disclose or transfer to Service Provider in the course of the performance of this Agreement has been collected and processed in a manner compliant with applicable privacy, data protection, and data security laws, and Service Provider’s processing (including, as appropriate, disclosure to its own service providers and vendors) of such information in furtherance of its performance of this Agreement does not and will not infringe or violate any applicable privacy, data protection, or data security law; and

(e) to the knowledge of Client, no Client materials provided in electronic form by Client to Service Provider contain or will contain any (i) trojan horse, worm, backdoor, or other software or hardware devices the effect of which is to permit unauthorized access or to disable, erase, or otherwise harm any computer, systems or software, or (ii) any time bomb, drop dead device or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of a person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

5.3. NO OTHER REPRESENTATIONS OR WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, (A) NEITHER PARTY TO THIS AGREEMENT, NOR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 5 OF THIS AGREEMENT.

6.	Indemnification.

6.1. Service Provider Indemnification Obligations. Service Provider shall defend, indemnify, and hold harmless Client, and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Client Indemnified Party”), from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorney fees, the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers (“Losses”) arising out of or resulting from any third-party claim alleging: (a) breach by Service Provider or any Service Provider Personnel of any representation, warranty, covenant, or other obligations set forth in this Agreement; and (b) gross negligence or more culpable act or omission of Service Provider or any Service Provider Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement.

6.2. Client Indemnification Obligations. Client shall defend, indemnify, and hold harmless Service Provider, and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Service Provider Indemnified Party”), from and against any and all Losses arising out of or resulting from any third-party claim alleging: (a) breach by Client of any covenant, or other obligations set forth in this Agreement; and (b) gross negligence or more culpable act or omission of Client (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement.

6.3. Indemnification Procedures. A party seeking indemnification under this Section 6 (the “Indemnified Party”) shall give the party from whom indemnification is sought (the “Indemnifying Party”): (a) prompt Notice (as defined in Section 10.3) of the relevant claim; provided, however, that failure to provide such Notice shall not relieve the Indemnifying Party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure; and (b) reasonable cooperation, at the Indemnifying Party’s expense, in the defense of such claim. The Indemnifying Party shall have the right to control the defense and settlement of any such claim; provided, however, that the Indemnifying Party shall not, without the prior written approval of the Indemnified Party, settle or dispose of any claims in a manner that affects the Indemnified Party’s rights or interest. The Indemnified Party shall have the right to participate in the defense at its own expense.

6.4. EXCLUSIVE REMEDY. THIS SECTION 6 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY OF EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY THIS SECTION 6.

7.	Limitation of Liability.

7.1. NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING DAMAGES FOR LOSS OF USE, REVENUE OR PROFIT, BUSINESS INTERRUPTION, AND LOSS OF INFORMATION), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.2. MAXIMUM LIABILITY. EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL NOT EXCEED THE TOTAL OF THE AMOUNTS PAID TO SERVICE PROVIDER PURSUANT TO THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATLEY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

8.	Confidentiality.

8.1. From time to time during the Term, either party (as the “Disclosing Party”) may disclose or make available to the other party (as the “Receiving Party”) information about its business affairs and services, confidential information, and materials comprising or relating to Intellectual Property, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and, whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”).

8.2. Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 8 by the Receiving Party or any of its Representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; or (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

8.3. The Receiving Party shall, for two years from receipt of such Confidential Information: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person, except (i) to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, or (ii) pursuant to Section 8.4.

8.4. To the extent the Receiving Party (or any of its representatives, advisors or affiliates) is required to disclose any Confidential Information by applicable law, regulation, rule, stock exchange requirements, subpoena, court order, or other governmental or regulatory process applicable to and binding on it, the Receiving Party shall, where legally permissible, inform the Disclosing Party prior to such disclosure so that appropriate remedies may be sought or appropriate representations made. The parties agree to assist each other and duly cooperate in connection with any reasonable action they may decide to take to prevent or mitigate such disclosure. If the Disclosing Party decides not to take any action, the Receiving Party shall only make a disclosure to the extent required by applicable law, court or administrative order.

8.5. The Receiving Party shall be responsible for any breach of this Section 8 caused by any of its Representatives. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 9.4, promptly destroy all Confidential Information and copies thereof that it has received under this Agreement.

9.	Term; Termination.

9.1. Term. The term of this Agreement commences on the Initial Service Date and continues for a period of two (2) years from the Initial Service Date unless it is earlier terminated in accordance with the terms of this Agreement (the “Term”).

9.2. Termination for Cause. Either party may terminate this Agreement, effective upon written Notice, to the other party (the “Defaulting Party”) if the Defaulting Party: (i) breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the Defaulting Party does not cure such breach within fifteen (15) days after receipt of written Notice of such breach; or (ii) becomes insolvent or is generally unable to pay its debts as they become due; files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; makes or seeks to make a general assignment for the benefit of its creditors; applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or is dissolved or liquidated.

9.3. Termination without Cause.

(a) Client may terminate any Insertion Order in its discretion on thirty (30) days’ prior written Notice to Service Provider.

(b) After the first year of the Term, Client may terminate this Agreement in its discretion on thirty (30) days’ prior written Notice to Service Provider, provided, however, that Client shall have paid to Service Provider a termination fee in an amount equal to the difference between the Minimum Purchase Obligation and the aggregate Fees from the actual purchases of Services made by Client for the second year of the Term.

9.4. Effect of Expiration or Termination.

(a) Upon the expiration or termination of this Agreement for any reason, each party shall promptly: (i) destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other party’s Confidential Information; (ii) permanently erase all of the other party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery or information technology backup systems, which it shall destroy upon the normal expiration of its backup files; and (iii) confirm in writing to the other party that it has complied with the requirements of this clause; provided, however, that Client may retain copies of any Confidential Information of Service Provider incorporated in the Deliverables or to the extent necessary to allow it to make full use of the Services and any Deliverables.

(b) Upon expiration or termination of this Agreement for any reason, Service Provider shall: (i) promptly deliver to Client all Deliverables (whether complete or incomplete) for which Client has paid and all Client Materials; (ii) provide reasonable cooperation and assistance to Client in transitioning the Services to an alternate Service Provider; and (iii) on a pro-rata basis, repay any fees and expenses paid in advance for any Services or Deliverables that have not been provided.

(c) In no event shall Client be liable for any Service Provider Personnel termination costs arising from the expiration or termination of this Agreement.

10.	Miscellaneous.

10.1. Entire Agreement. This Agreement, including the related schedules attached hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.2. Survival. Subject to the limitations and other provisions of this Agreement, Section 4, Section 6, Section 7, Section 8, Section 9, and Section 10 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of one year after such expiration or termination.

10.3. Notices. All notices, requests, consents, claims, demands, waivers, and other similar communications hereunder (each, a “Notice”) must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by e-mail or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address or individual as a Party may designate by notice to the other Party):

if to Client:

Tether Investments, S.A. de C.V.
Final Av. La Revolucion, San Benito Edif. Centro,
Corporativo Presidente Plaza Nivel 12
San Salvador, Republica de El Salvador
Attention:
Email:

with a simultaneous copy (which will not constitute notice) to:

McDermott Will & Schulte Rechtsanwälte Steuerberater LLP
Oberlindau 54-56
60323 Frankfurt am Main
Germany
Attention: Dr. Felix Ganzer
Email: fganzer@mwe.com

and

McDermott Will & Schulte LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attention: Daniel Woodard
Email: dwoodard@mwe.com

if to Service Provider:

Rumble, Inc.
444 Gulf of Mexico Dr.
Longboat Key, Florida 34228
Attention:
E-mail:

with a simultaneous copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Russell L. Leaf, Sean M. Ewen
Email: rleaf@willkie.com; sewen@willkie.com

10.4. Severability. This Agreement (along with the Transaction Support Agreement, Transaction Documents and the other documents delivered contemporaneously with or pursuant to this Agreement) constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

10.5. Waiver. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.6. Cumulative Remedies. Except as set forth in Section 6, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

10.7. Further Action. Upon the request of any Party to this Agreement, and subject to the terms and conditions hereof, the other Party will (a) furnish to the requesting Party any additional information, (b) execute and deliver, at its own expense, any other documents reasonably acceptable to such Party, and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement.

10.8. Specific Performance. The Service Provider acknowledges that the rights of Client pursuant to this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by the Service Provider, money damages are inadequate and Client would have no adequate remedy at law. It is accordingly agreed that Client shall be entitled to seek (and the Service Provider shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

10.9. Assignment. Neither party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement to an affiliate; provided, that, such affiliate has the financial, technical and operational capability to perform its obligations under this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10. No Third-Party Beneficiaries. Except as expressly stated herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee

10.11. Publicity. Notwithstanding anything to the contrary set forth in this Agreement, Client expressly acknowledges and agrees that: (a) Service Provider may reference Client as a user or customer of the Services and use Client’s name, trademark, service mark or logo, as applicable, in listings of users of the Services appearing on Service Provider website and for other marketing, business and promotional purposes, including press release, relating to the Services, and (b) Service Provider may use promotional copies of any Deliverables made public by Customer in promotional and marketing materials and portfolios as examples of Service Provider’s services.

10.12. Choice of Law. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

10.13. Choice of Forum. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination, will be referred to and finally resolved by arbitration administered by the London Court of International Arbitration (LCIA) under the LCIA Rules, which are deemed to be incorporated by reference herein. The number of arbitrators will be one. The seat, or legal place, of arbitration will be London, England. The language to be used in the arbitral proceedings will be English. All proceedings, including any negotiations, mediations, arbitrations and/or litigations, conducted pursuant to this Agreement will be confidential. Except as may be required by law, neither a Party nor any arbitrator(s) may disclose or publish the existence, content, documents exchanged, pleadings or written submissions filed, testimony rendered or arguments made, orders or awards issued or results of any proceedings conducted hereunder without the prior written consent of both parties. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.15. Relationship of Parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the parties. Service Provider is an independent contractor pursuant to this Agreement. Neither party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party.

10.16. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by email is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERVICE PROVIDER:

RUMBLE INC.

By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer

CLIENT:

TETHER INVESTMENTS, S.A. DE C.V.

By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

[Signature Page to Advertising and Marketing Services Master Agreement]

EXHIBIT A

Insertion Order

[Omitted.]